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Exhibit 8.1

February 1, 2013

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854

Ladies and Gentlemen:

        We have acted as United States federal income tax counsel to priceline.com Incorporated, a Delaware corporation ("priceline.com"), in connection with the proposed merger (the "Merger") of KAYAK Software Corporate ("Kayak"), a Delaware corporation, with and into Produce Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of priceline.com, pursuant to the terms and conditions of the Agreement and Plan of Merger, entered into on November 8, 2012 (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. At your request, and in connection with the filing of the Registration Statement on Form S-4 of priceline.com (as amended or supplemented through the date hereof, the "Registration Statement"), we are rendering our opinion concerning the United States federal income tax matters described below.

        In providing our opinion, we have examined the Merger Agreement, the Registration Statement (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In rendering this opinion, we have relied upon the representations set forth in (i) the letter of representation from priceline.com to us, dated February 1, 2013, (ii) the letter of representation from Kayak to us, dated February 1, 2013 (together, the "Representation Letters"), and (iii) the Merger Agreement. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement), (ii) the statements concerning the transactions set forth in the Merger Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Merger Agreement or the Registration Statement regarding the "belief" of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, (iv) the parties to the Merger Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement and (v) the Representation Letters have been executed by appropriate and authorized officers of priceline.com and Kayak. If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Merger Agreement are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

        We hereby confirm to you that it is our opinion that the discussion under the caption "Material United States Federal Income Tax Consequences," insofar as it relates to matters of United States federal income tax law and subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is correct in all material respects and that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code") and that each of priceline.com, Produce Merger Sub, Inc., and Kayak will be a party to that reorganization within the meaning of Section 368(b) of the Code.

        The opinion is based upon existing provisions of the Code, the Treasury Regulations promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service (the "IRS") and the courts, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such changes. No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of any aspect of the Merger. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion. Further, no assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. The opinions expressed herein are as the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur or become effective. In the event any one of the statements, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP

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  Exhibit 8.1